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Exhibit 3.3.4

CERTIFICATE OF AMENDMENT OF BYLAWS
OF
GOLF TRUST OF AMERICA, INC.

        The undersigned, being the duly appointed Secretary of Golf Trust of America, Inc., a Maryland corporation (the "Company"), hereby certifies that Article III, Section 2 of the Company's Fourth Amended and Restated Bylaws, as amended by the First Amendment thereto dated March 15, 2002, was further amended by the unanimous vote of the Board of Directors at a meeting duly held on March 19, 2003 to read in its entirety as follows:

          (a)  Date and Time.    The Board of Directors may fix any day and time during the month of November 2003 for the 2003 annual meeting of shareholders and any day and time during the month of May for all subsequent annual meetings, in each case for the election of Directors and the transaction of any business as may be properly brought before the meeting, but if no such day and time is fixed by the Board of Directors, the annual meeting for 2003 shall be held on November 17, 2003 and the meeting for each subsequent calendar year shall be held on the fourth Thursday in May, if that day is not a legal holiday. If that day is a legal holiday, the annual meeting shall be held on the next succeeding business day that is not a legal holiday.

Dated: March 19, 2003

/s/ SCOTT D. PETERS Scott D. Peters, Secretary

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  Exhibit 3.3.4
CERTIFICATE OF AMENDMENT OF BYLAWS OF GOLF TRUST OF AMERICA, INC.